Exhibit 32.2
SECTION 1350 CERTIFICATION
OF CHIEF FINANCIAL OFFICER
Constellation Brands, Inc.
Form 10-Q for Fiscal Quarter Ended November 30, 2008
In connection with the Constellation Brands, Inc. Quarterly Report on Form 10-Q for the Fiscal Quarter Ended November 30, 2008, I, Robert Ryder, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:
1. The quarterly report on Form 10-Q for the Fiscal Quarter Ended November 30, 2008 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and
2. The information contained in the periodic report on Form 10-Q for the Fiscal Quarter Ended November 30, 2008 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated: January 9, 2009	/s/ Robert Ryder
Robert Ryder,
Executive Vice President and Chief Financial Officer